Exhibit 99.1

5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA, INC. REPORTS FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS
- ViziLite® Plus Quarterly Revenues Climb 15% -
PHOENIX, AZ — December 10, 2007 — Zila, Inc. (Nasdaq GM: ZILA) today reported financial results for its fiscal 2008 first quarter ended on October 31, 2007.
For all periods presented, financial results exclude results of operations for businesses divested during fiscal 2007, which are now accounted for as discontinued operations. Zila divested its nutraceuticals business unit and Peridex® brand in the fiscal 2007 first quarter and fourth quarter, respectively. In addition, the company completed the acquisition of Pro-Dentec in the fiscal 2007 second quarter. Accordingly, fiscal 2007 first quarter financial results do not include Pro-Dentec’s results of operations.
As a result of the changes in Zila’s business, the financial results presented compare fiscal 2008 first quarter with the preceding period, the fourth quarter of fiscal 2007, as well as the first quarter of fiscal 2007.
Fiscal 2008 First Quarter Results
•	Net revenues increased to $11.4 million compared with net revenues of $10.4 million for the fourth quarter of fiscal 2007 and $339,000 for the first quarter of fiscal 2007. Sales of ViziLite® Plus grew 15% to $3.1 million from the fourth quarter of fiscal 2007 and grew 800% from the fiscal 2007 first quarter. Combined sales of the company’s other products grew 8% to $8.3 million from the fiscal 2007 fourth quarter.

•	Gross profit grew to $6.9 million from $6.3 million in the preceding quarter. Gross profit as a percentage of net revenues declined slightly to 60% from 61% for the fourth quarter of fiscal 2007, primarily due to promotional discounts related to the Rotadent Professional Powered Brush. For the first quarter of fiscal 2007 the company recorded negative gross profit of $161,000, which included a reserve for certain inventory items that were reaching expiration.

•	Marketing and selling expense increased to $5.3 million compared with $4.9 million in the fourth quarter of fiscal 2007 and $1.4 million in the first quarter of fiscal 2007, due to the added sales representatives and expanded marketing efforts.

•	General and administrative expense was $3.5 million compared with $5.6 million for the fourth quarter of fiscal 2007 and $3.1 million for the first quarter of fiscal 2007. The fourth quarter of fiscal 2007 included $1.9 million of costs related to restructuring and streamlining the company’s operations.

•	Research and development (R&D) expense was $1.2 million compared with $1.7 million for the fourth quarter of fiscal 2007 and $1.5 million for the first quarter of fiscal 2007, and was primarily comprised of costs associated with the OraTest regulatory program. The company said that it expects R&D expenditures related to this program will continue to decline over the balance of fiscal 2008.

•	Loss from continuing operations narrowed to $4.7 million, or $0.08 per common share, compared with a loss from continuing operations of $5.8 million, or $0.09 per common share, for the fourth quarter of fiscal 2007, and compared with a loss from continuing operations of $6.4 million, or $0.14 per common share, for the first quarter of fiscal 2007. The losses from continuing operations for the fourth and first quarters of fiscal 2007 were reduced by tax benefits of $1.8 million and $3.9 million, respectively, from the utilization of net operating losses to offset the gains on the sales of discontinued business lines.

•	Cash and cash equivalents at October 31, 2007 were $8.7 million compared to $14.9 million at July 31, 2007. The decrease includes cash used in operations of $4.3 million, the repurchase of $1.4 million of common stock and warrants related to the restructuring of the company’s senior convertible note, and capital expenditures of $500,000 primarily associated with new systems and equipment. Working capital was $10.9 million at October 31, 2007 compared with $14.3 million at July 31, 2007.
Fiscal 2008 First Quarter Business Growth Initiatives
•	In November, the company launched ViziLite® Plus in Canada at the Toronto Academy of Dentistry Winter Meeting, marking the initial launch of ViziLite® Plus outside the U.S. and the beginning of a multi-national expansion effort.

•	In September, ViziLite® Plus was selected to identify pre-cancerous lesions in a Phase II study of Cetuximab (ERBITUX®), a leading cancer therapeutic for head and neck cancer developed by ImClone Systems and distributed by Bristol-Myers Squibb.

•	Also in September, the company introduced its next-generation Pro-Select® Platinum ultrasonic scaling system for periodontal therapy at the American Dental Association Annual Session.

•	In August, terms of the company’s senior secured convertible notes were amended to, among other things, improve liquidity by reducing the required minimum cash, deferring the EBITDA covenant and allowing future interest to be paid in kind with common stock.
“Continuing to improve our financial condition is a major focus for the company. During the first quarter, we made progress growing our top line and operating more efficiently,” said Frank J. Bellizzi, DMD, president of Zila Pharmaceuticals. “We are encouraged by the growing sales and market acceptance of ViziLite® Plus, which we believe is in the early stages of realizing its considerable potential as the premier oral cancer screening technology. We expect to make consistent progress toward our financial and strategic goals over the course of fiscal 2008.”
Conference Call Dial-In Information
The Company will host a teleconference and webcast, which is scheduled to begin at 1:30 p.m. PT (4:30 p.m. ET) on December 10, 2007. To participate in the teleconference, please call toll-free by dialing (800) 218-4007 (domestic) or (303) 262-2142 (international) approximately 10 minutes prior to the above start time. The conference call may also be heard by interested parties through a live audio Internet broadcast by visiting the “Event Calendar” in the “News” section of Zila’s website, www.zila.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at the same website beginning shortly after the call. A telephonic replay will be available for approximately 48 hours following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11104216#.

About Zila, Inc.
Zila, Inc., is a fully integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. ViziLite® Plus, the company’s flagship product for the early detection of oral abnormalities that could lead to cancer, is the first and only adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rota-dent(R) Professional Powered Brush, the Pro-Select(R) Platinum ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely affect revenue, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007.
For more information about the company and its products, please visit www.zila.com.
CONTACT:
Robert Jaffe, PondelWilkinson Inc., 310-279-5969
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FINANCIAL TABLES FOLLOW

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three Months Ended
	October 31, 2007	July 31, 2007	October 31, 2006

Net revenues	$11,440	$10,419	$339
Cost of products sold	4,581	4,100	500

Gross profit (loss)	6,859	6,319	(161)

Operating costs and expenses:
Marketing and selling	5,297	4,928	1,423
General and administrative	3,473	5,574	3,067
Research and development	1,202	1,743	1,535
Depreciation and amortization	915	923	389

Loss from operations	(4,028)	(6,849)	(6,575)

Other income (expense):
Interest income	124	153	96
Interest expense	(767)	(906)	(4,811)
Derivative income (expense)	(24)	—	1,059
Other income (expense)	23	45	(6)

Other expense — net	(644)	(708)	(3,662)

Loss from continuing operations before income taxes	(4,672)	(7,557)	(10,237)
Income tax benefit (expense)	(11)	1,790	3,865

Loss from continuing operations	(4,683)	(5,767)	(6,372)

Loss from discontinued operations	(172)	(104)	(1,119)
Gain on disposal of discontinued operations	—	5,212	11,110
Income tax expense	—	(1,788)	(3,877)

Total income (loss) from discontinued operations.	(172)	3,320	6,114

Net loss	(4,855)	(2,447)	(258)
Preferred stock dividends	10	10	10

Net loss attributable to common shareholders	$(4,865)	$(2,457)	$(268)

Basic and diluted net income (loss) per common share:
Loss from continuing operations	$(0.08)	$(0.09)	$(0.14)
Income from discontinued operations	—	0.05	0.13

Net loss attributable to common shareholders	$(0.08)	$(0.04)	$(0.01)

Weighted average common shares outstanding — basic and diluted	61,404	62,212	45,798

ZILA, INC. AND SUBSIDIARIES
Balance Sheet Data
(in thousands)

	October 31,	July 31,
	2007	2007
	(Unaudited)

Current assets	$20,645	$24,854
Property and equipment — net	6,247	6,219
Goodwill and other intangible assets — net	31,014	31,610
Other assets	1,098	1,198

Total assets	$59,004	$63,881

Current liabilities	$9,736	$10,568
Long-term liabilities	7,725	7,334
Shareholders’ equity	41,543	45,979

Total liabilities and shareholders’ equity	$59,004	$63,881